Exhibit 99.1

INNOSPEC REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Strong contributions from all businesses with revenues up 39 percent and operating income up 57 percent

Gross margin in the expected range despite high inflationary and sustained supply chain pressures

Dividend increased by 11 percent; Share repurchases commenced

GAAP EPS of $1.46 and adjusted non-GAAP EPS of $1.53

Englewood, CO – May 3, 2022 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2022. The Company also announced the declaration of its semi-annual dividend of 63 cents per common share for the first half of 2022, representing an increase of 11 percent. This dividend will be paid on May 26, 2022, to shareholders of record on May 17, 2022.

Total revenues for the first quarter were $472.4 million, an increase of 39 percent from $339.6 million in the corresponding period last year. Net income for the quarter was $36.5 million or $1.46 per diluted share compared to $23.4 million or 94 cents per diluted share recorded last year. EBITDA for the quarter was $59.0 million, a 43 percent increase from $41.4 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the first quarter was $1.53 per diluted share, compared to $1.06 per diluted share a year ago.

Due to strong sequential sales growth, cash generation for the quarter was impacted by an increase in working capital which resulted in cash used in operations of $29.0 million before capital expenditures of $8.4 million. We closed the quarter with net cash of $105.6 million. In the first quarter, the Company repurchased 10,000 of its common shares at a cost of $0.9 million as part of the board-authorized share repurchase program.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2022			Quarter ended March 31, 2021
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$48.2	$36.5	$1.46	$30.8	$23.4	$0.94

Amortization of acquired intangible assets	3.6	2.9	0.12	3.7	3.0	0.12
Foreign currency exchange gains	(3.1)	(2.3)	(0.09)	(1.6)	(1.2)	(0.05)
Legacy costs of closed operations	1.1	0.9	0.04	0.9	0.7	0.03
Acquisition related costs	—	—	—	0.8	0.6	0.02

	1.6	1.5	0.07	3.8	3.1	0.12

Adjusted non-GAAP amounts	$49.8	$38.0	$1.53	$34.6	$26.5	$1.06

Commenting on the first quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was an excellent quarter for Innospec. Despite sustained inflationary and supply-chain pressures, we achieved 39 percent sales growth, maintained gross margins and delivered a 57 percent increase in operating income. We anticipate strong demand to continue in all end-markets, and in coordination with our customers we are managing additional price actions as required to offset inflationary impacts. Managing ongoing supply and logistical challenges will continue to be a key focus for our global team to meet customer requirements and ensure product availability.

In Performance Chemicals, strong sales and margins drove a 38 percent increase in operating income over the prior year. The majority of this growth came from personal care which now comprises over 75 percent of Performance Chemicals operating income. We believe strong demand continues to support our outlook for high single-digit volume growth.

In Fuel Specialties, operating income grew by 49 percent over the prior year as recovering volumes and continued price action drove strong quarterly sales. Gross margins improved significantly over the fourth quarter and returned to the lower end of our target 32 to 35 percent range. We expect gross margins to remain on the lower end of our target range until cost inflation moderates. We anticipate further gross margin improvement when inflation slows, and activity increases in areas like jet travel that still remain significantly below pre-pandemic levels.

In Oilfield Services, sales grew by 19 percent sequentially. However, shipment delays led to a sequential quarter decline in operating income. We expect sequential operating income and margin improvement to resume in the coming quarters.”

In Performance Chemicals, revenues of $167.1 million were up 33 percent from $125.9 million in the first quarter last year. Volume growth of 7 percent and a positive price/mix of 32 percent were partially offset by an adverse currency impact of 6 percent. Gross margins reduced by 0.5 percentage points from the same quarter last year to 24.4 percent. Operating income for the quarter of $25.3 million was up 38 percent on the prior year.

Revenues in Fuel Specialties were $191.8 million for the quarter, a 38 percent increase from $139.3 million a year ago. Volume growth of 23 percent and a positive price/mix of 21 percent were partially offset by an adverse currency impact of 6 percent. Gross margins of 31.6 percent were 0.6 percentage points below the same quarter last year. Operating income for the quarter of $35.5 million was up 49 percent on last year.

Revenues in Oilfield Services were $113.5 million for the quarter, up 53 percent from $74.4 million in the first quarter last year. Gross margins improved by 0.4 percentage points from the same quarter last year to 33.3 percent. Operating income of $2.5 million was approximately double the $1.2 million in the prior year.

Corporate costs for the quarter were $19.0 million, compared with $15.1 million a year ago, due mainly to higher personnel-related expenses driven by increased share-based compensation accruals.

The effective tax rate for the quarter was 24.3 percent compared to 24.0 percent in the same period last year.

Due to strong sequential sales growth, net cash used in operating activities after capital expenditure was $37.4 million for the quarter, as net working capital increased. As of March 31, 2022, Innospec had $105.6 million in cash and cash equivalents and no debt.

Mr. Williams concluded,

“We are very pleased with our start to the year. Volume growth and disciplined price management drove strong sales and double-digit operating income increases in Performance Chemicals and Fuel Specialties. Excellent results in these two businesses more than offset the lagging results in Oilfield Services. We expect Oilfield Services to resume its sequential operating income improvement in the coming quarters. In all three businesses, end-market demand continues to be strong.

We believe that our debt-free balance sheet, broad mix of daily-use consumable products and relentless focus on customer service positions us well for continued growth in all our businesses.

We repurchased $0.9 million of stock in the quarter under our previously announced $50.0 million share buyback facility, and our Board has approved an 11 percent increase in our semi-annual dividend to 63 cents per share, continuing our record of returning value to shareholders.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange gains, legacy costs of closed operations and acquisition related costs. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1,900 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it, the rise of variants, the effectiveness, acceptance and distributions of COVID-19 vaccines and the effects of any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine and the manner in which the pandemic and/or such conflict may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended March 31
	2022	2021
Net sales	$472.4	$339.6
Cost of goods sold	(333.1)	(238.8)

Gross profit	139.3	100.8
Operating expenses:
Selling, general and administrative	(84.9)	(63.6)
Research and development	(10.1)	(9.0)

Total operating expenses	(95.0)	(72.6)

Operating income	44.3	28.2
Other income, net	4.3	3.0
Interest expense, net	(0.4)	(0.4)

Income before income taxes	48.2	30.8
Income taxes	(11.7)	(7.4)

Net income	$36.5	$23.4

Earnings per share:
Basic	$1.47	$0.95
Diluted	$1.46	$0.94
Weighted average shares outstanding (in thousands):
Basic	24,791	24,601
Diluted	24,956	24,840

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended March 31
(in millions)	2022	2021
Net sales:
Performance Chemicals	$167.1	$125.9
Fuel Specialties	191.8	139.3
Oilfield Services	113.5	74.4

	472.4	339.6

Gross profit:
Performance Chemicals	40.8	31.4
Fuel Specialties	60.7	44.9
Oilfield Services	37.8	24.5

	139.3	100.8

Operating income:
Performance Chemicals	25.3	18.3
Fuel Specialties	35.5	23.8
Oilfield Services	2.5	1.2
Corporate costs	(19.0)	(15.1)

Total operating income	$44.3	$28.2

Schedule 2B

NON-GAAP MEASURES	Three Months Ended March 31
(in millions)	2022	2021
Net income	$36.5	$23.4
Interest expense, net	0.4	0.4
Income taxes	11.7	7.4
Depreciation and amortization:
Performance Chemicals	5.4	5.4
Fuel Specialties	1.6	1.3
Oilfield Services	2.9	3.1
Corporate costs	0.5	0.4

EBITDA	59.0	41.4

EBITDA:
Performance Chemicals	30.7	23.7
Fuel Specialties	37.1	25.1
Oilfield Services	5.4	4.3
Corporate costs	(18.5)	(14.7)

	54.7	38.4
Other income, net	4.3	3.0

EBITDA	$59.0	$41.4

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$105.6	$141.8
Trade and other accounts receivable	337.7	284.5
Inventories	308.2	277.6
Prepaid expenses	17.2	18.0
Prepaid income taxes	9.5	5.8
Other current assets	0.4	0.4

Total current assets	778.6	728.1
Net property, plant and equipment	213.7	214.4
Operating lease right-of-use assets	42.3	35.4
Goodwill	362.0	364.3
Other intangible assets	53.0	57.5
Deferred tax assets	6.2	6.4
Pension asset	160.8	159.8
Other non-current assets	7.2	5.0

Total assets	$1,623.8	$1,570.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$161.8	$148.7
Accrued liabilities	156.5	166.5
Current portion of finance leases	—	0.1
Current portion of operating lease liabilities	14.1	12.4
Current portion of plant closure provisions	6.2	5.2
Current portion of accrued income taxes	13.7	3.7

Total current liabilities	352.3	336.6
Operating lease liabilities, net of current portion	28.3	23.1
Plant closure provisions, net of current portion	50.1	51.3
Accrued income taxes, net of current portion	27.8	30.6
Unrecognized tax benefits	16.3	16.3
Deferred tax liabilities	61.3	60.8
Pension liabilities and post-employment benefits	17.4	17.8
Other non-current liabilities	1.4	1.4
Equity	1,068.9	1,033.0

Total liabilities and equity	$1,623.8	$1,570.9

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
(in millions)	2022	2021
Cash Flows from Operating Activities
Net income	$36.5	$23.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10.5	10.3
Deferred taxes	0.9	0.1
Non-cash movements on defined benefit pension plans	(0.7)	(0.8)
Stock option compensation	1.7	1.6
Changes in working capital	(79.3)	(13.6)
Movements in accrued income taxes	3.4	3.7
Movements in plant closure provisions	—	(0.2)
Movements in other assets and liabilities	(2.0)	(1.8)

Net cash (used in)/provided by operating activities	(29.0)	22.7
Cash Flows from Investing Activities
Capital expenditures	(8.4)	(10.3)

Net cash used in investing activities	(8.4)	(10.3)
Cash Flows from Financing Activities
Repayment of finance leases	(0.1)	(0.2)
Issue of treasury stock	1.9	0.5
Repurchase of common stock	(0.9)	(0.6)

Net cash provided by/(used in) financing activities	0.9	(0.3)
Effect of foreign currency exchange rate changes on cash	0.3	(0.4)

Net change in cash and cash equivalents	(36.2)	11.7
Cash and cash equivalents at beginning of period	141.8	105.3

Cash and cash equivalents at end of period	$105.6	$117.0

Amortization of deferred finance costs of $0.1 million (2021 - $0.1 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.